Exhibit 99.1

For Immediate Release

Contact:	(News Media) Barbara Ciesemier, Corporate Communications +1.312.396.7461
(Investors) Erik Helding +1.317.817.4760

CNO Financial Group Completes Amendment to
Senior Secured Credit Facility

Carmel, Ind., May 20, 2013 - CNO Financial Group, Inc. (NYSE: CNO) reported today that it has successfully completed the previously announced amendment to its senior secured credit facility.
The changes to the senior secured credit facility include:

•	Re-pricing of the following:

◦	$225.0 million four-year term loan from LIBOR +3.25% with 1.00% LIBOR floor to LIBOR+2.25% with 0.75% LIBOR floor, for an overall decrease of 125 basis points

◦	$406.2 million six-year term loan from LIBOR + 3.75% with 1.25% LIBOR floor to LIBOR+2.75% with 1.00% LIBOR floor, for an overall decrease of 125 basis points

•	Modification for mandatory prepayments resulting from any Restricted Payments (as defined in our credit facility), including share repurchases and shareholder dividends.

◦	100% prepayment for every $1 of Restricted Payments if Debt to Total Capitalization is greater than 25.0% (previously 22.5%)

◦
33.3% prepayment for every $1 of Restricted Payments if Debt to Total Capitalization is less than or equal to 25.0% and greater than 20.0% (previously less than or equal to 22.5% but greater than 17.5%)

◦	There will be no required prepayment if Debt to Total Capitalization is less than or equal to 20.0% (previously 17.5%)
In addition to amended pricing and mandatory prepayment provisions, there were other modest adjustments made to provide additional flexibility.
"We are very pleased with the results of the re-pricing," said Fred Crawford, Chief Financial Officer of CNO. "This amendment will reduce our annual cash interest expense by nearly $8 million and allow us greater flexibility in managing our excess capital. These changes are consistent with CNO's continued strong performance and our ratings upgrade from S&P.”
The principal balance outstanding under the senior secured credit facility remains at $631 million and no changes were made to the current amortization schedule. The amendment will reduce annual interest expense recognized in earnings by $6 million, including the amortization of transaction related costs. CNO expects to record a pretax charge of approximately $2 million in the second quarter of 2013 as a result of this transaction.
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CNO Financial (2)
May 20, 2013

About CNO
CNO is a holding company. Our insurance subsidiaries - principally Bankers Life and Casualty Company, Washington National Insurance Company and Colonial Penn Life Insurance Company - serve pre-retiree and retired Americans by helping them protect against financial adversity and provide for a more secure retirement.  For more information, visit CNO online at www.CNOinc.com.

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